EXHIBIT 99.1

Hooker Furniture Reports Double Digit Sales Gain for First Quarter Fiscal 2012

MARTINSVILLE, Va., June 6, 2011 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $58.4 million and net income of $523,000, or $0.05 per share, for its fiscal 2012 first quarter which began on January 31, 2011 and ended May 1, 2011.

Net sales for the first quarter of fiscal 2012 increased $7.0 million, or 13.7% compared to $51.4 million for the same period a year ago, marking the fourth consecutive quarter of year-over-year sales increases as unit volume grew across all divisions. Casegoods unit volume led the way with a nearly 26% increase, while upholstered fabric and upholstered leather seating unit sales increased 7% and 4%, respectively.

Net income for the quarter decreased to $523,000, compared to a net income of $1.1 million, or $0.10 per share, for the comparable period last year. The lower net income was the result of increased product discounting from a focused effort to reduce slow-moving, excess inventory. Other factors contributing to decreased profitability for the quarter included:

  higher freight costs on imported casegoods inventory that was shipped during the quarter compared to the prior-year quarter;
  continuing but smaller operating losses in domestically produced upholstery;
  higher returns and allowances expense; and
  elevated health care costs.

"We're pleased to report a healthy top line gain in casegoods for the quarter," said Paul B. Toms Jr., chairman, chief executive officer and president. "Although we've had positive sales comps during the previous three quarters, over the past six months we've started to see significant growth in casegoods. This kind of growth is vital for achieving the high profitability performance objectives we've set for ourselves."

Noting that the significance of the sales gains is tempered due to somewhat depressed sales during the prior year quarter because of production and shipping bottlenecks, Toms added that the demand environment is also strong. "Consolidated orders are up almost 14% and backlogs are healthy, which bodes well for shipments through the second quarter," he said.

"Given the sales growth we had this quarter, we're disappointed in our inability to generate higher profits," Toms said. "We've moved a lot of slow-selling, excess inventory but still have additional work to do and expect discounting to impact profitability over the next two quarters. It's difficult to say how much of a factor the discounting will be due to other unknown variables, such as retail demand and the amount of full-price furniture we're able to ship to offset the discounting of slower selling items."

Gross profit decreased $736,000 to $11.0 million, or 18.9% of net sales in the fiscal 2012 first quarter, compared to $11.8 million, or 22.9% of net sales in the same period a year ago mainly as a result of the increased product discounting, high freight costs on case goods inventory shipped during the quarter, upholstery manufacturing inefficiencies and higher returns and allowances.

Selling and administrative expenses increased in absolute terms by $223,000, but decreased as a percentage of net sales, to $10.3 million, or 17.6% of net sales for the fiscal year 2012 first quarter, compared to $10.1 million, or 19.6% of net sales for the fiscal year 2011 first quarter. The spending increases were due to increased commissions due to increased sales and higher contribution expense due to increased furniture donations to qualified charities. These increases were partially offset by decreased salary expense due to realignments in our officer group, decreased benefits expense benefits expense due to an insurance gain of $610,000 on Company-owned life insurance proceeds and lower compensation expense due to a reduction to the accrual for officers' long-term performance grant awards.

"We remain focused on managing selling and administrative expenses," Toms said, "and were able to leverage increased revenues to drive down selling and administrative costs 200 basis points as a percentage of sales during the quarter."

Operating income for the fiscal 2012 first quarter decreased to $747,000, or 1.3% of net sales as compared to $1.7 million, or 3.3% of net sales during the comparable 2011 quarterly period, primarily as a result of lower gross profit margins due to the increased product discounting and returns and allowances during the quarter. Last year's first quarter included a $500,000 charge ($312,000 or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $3.4 million to $20.0 million as of May 1, 2011 from $16.6 million on January 30, 2011 due principally to lower inventories due to higher sales during the quarter. Inventories decreased approximately $8.0 million during the quarter.

"We've seen cash build and expect additional opportunities to convert inventory to cash over the summer months," Toms said. "In addition to reducing excess inventory, we've also done well servicing our best-selling product. We're committed to continued progress in inventory management by improving demand forecasting and ongoing sales efforts related to excess inventory over the next two quarters."

The Company had no long-term debt at May 1, 2011 and had $13.1 million available on its $15.0 million revolving credit facility, net of $1.9 million reserved for standby letters of credit, and had $14.9 million available to borrow against the cash surrender value of Company owned life insurance.

Business Outlook

"Since early April, business has slowed for most of our customers. Having said that, we've seen relatively strong orders because we are aligned with the healthiest retailers, enjoying retail success with product introductions over the past eighteen months and are gaining market share," Toms said. "While business isn't robust, we are holding our own and faring better than retail in general.

"We expect our margins to be impacted through the fiscal 2012 third quarter by additional discounting as we rationalize our product line and work to move excess inventory. Additionally, we expect inflation on imported goods from China over the remainder of the fiscal year, which will be mitigated with price increases to our customers.

"While consumer confidence continues to be stifled by declining home values, high unemployment, high consumer debt loads and rising inflation, we expect to grow through continued market share gains, even if the sales environment remains less than optimum."

Conference Call Details

Hooker Furniture will present its fiscal 2012 first quarter results via teleconference and live internet web cast on Wednesday morning, June 8th,  2011 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 87-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; our ability to successfully implement our business plan to increase sales and improve financial performance; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs and internet retailers and home improvement centers; changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; and achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
	2011	2010

Net sales	$ 58,393	$ 51,353

Cost of sales	47,360	39,084
Casualty loss	--	2,025
Insurance recovery	--	(1,525)
Total Cost of Sales	47,360	39,584

Gross profit	11,033	11,769

Selling and administrative expenses	10,286	10,063

Operating income	747	1,706

Other income, net	54	12

Income before income taxes	801	1,718

Income tax expense	278	644

Net income	$ 523	$ 1,074

Earnings per share:
Basic	$ 0.05	$ 0.10
Diluted	$ 0.05	$ 0.10

Weighted average shares outstanding:
Basic	10,761	10,757
Diluted	10,778	10,767

Cash dividends declared per share	$ 0.10	$ 0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
(Unaudited)

	May 1,	January 30,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$ 19,993	$ 16,623
Trade accounts receivable, less allowance for doubtful
accounts of $2,103 and $2,082 on each date	29,134	27,670
Inventories	49,441	57,438
Prepaid expenses and other current assets	5,987	4,965
Total current assets	104,555	106,696
Property, plant and equipment, net	21,000	20,663
Intangible assets	3,072	3,072
Cash surrender value of life insurance policies	14,887	15,026
Other assets	4,925	4,954
Total assets	$ 148,439	$ 150,411

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 10,629	$ 11,785
Accrued salaries, wages and benefits	2,475	3,426
Other accrued expenses	1,678	1,111
Accrued Dividends	1,078	1,077
Total current liabilities	15,860	17,399
Deferred compensation	6,399	6,242
Total liabilities	22,259	23,641

Shareholders' equity
Common stock, no par value, 20,000 shares authorized,
10,782 shares issued and outstanding on each date	17,178	17,161
Retained earnings	108,444	109,000
Accumulated other comprehensive income	558	609
Total shareholders' equity	126,180	126,770
Total liabilities and shareholders' equity	$ 148,439	$ 150,411

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 1,	May 2,
	2011	2010
Cash flows from operating activities
Cash received from customers	$ 56,963	$ 52,427
Cash paid to suppliers and employees	(51,595)	(50,378)
Proceeds received on casualty loss	--	500
Income taxes applied / (paid), net	204	(227)
Interest received / (paid), net	23	(45)
Net cash provided by operating activities	5,595	2,277

Cash flows from investing activities
Purchase of property, plant and equipment	(969)	(198)
Proceeds received on notes issued for the sale of property	6	--
Proceeds from the sale of property and equipment	3	5
Premiums paid on company-owned life insurance policies	(187)	(255)
Net cash used in investing activities	(1,147)	(448)

Cash flows from financing activities
Cash dividends paid	(1,078)	(1,077)
Net cash used in financing activities	(1,078)	(1,077)

Net increase in cash and cash equivalents	3,370	752
Cash and cash equivalents at beginning of period	16,623	37,995
Cash and cash equivalents at end of period	$ 19,993	$ 38,747

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 523	$ 1,074
Depreciation and amortization	632	748
Non-cash restricted stock awards and performance grants	(123)	15
Restructuring credit	(129)	--
Gain on disposal of property	(3)	--
Provision for doubtful accounts	187	(329)
Deferred income tax (benefit) expense	(312)	(159)
Changes in assets and liabilities:
Trade accounts receivable	(1,651)	1,835
Inventories	7,997	(2,365)
Prepaid expenses and other assets	(330)	(30)
Trade accounts payable	(1,156)	279
Accrued salaries, wages and benefits	(789)	381
Accrued income taxes	794	576
Other accrued (income) expenses	(260)	59
Deferred compensation	215	193
Net cash provided by operating activities	$ 5,595	$ 2,277
CONTACT: Paul B. Toms Jr.
         Chairman, Chief Executive Officer and President
         Phone: (276) 632-2133

         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133

         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 454-7088